UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2015

SURNA, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54286	27-3911608
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1780 55th St., Suite C Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

(303) 993-5271
Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 12, 2015, Surna, Inc. (the “Company”) entered into two agreements for professional services with CWNevada, LLC (“CWNevada”). Pursuant to the agreements, the Company agreed to provide and install a water chilled cooling system for the purpose of maintaining an ambient temperature of 78 degrees in two indoor cannabis cultivation facilities. In exchange for the Company’s provision of services pursuant to the agreements, CWNevada agreed to pay the Company an aggregate of $1,061,744. Absent alternative agreement, a down payment of 50% of the aggregate payment is due one month prior to installation or when agreed (whichever is later). Three days after commencement, an additional 25% of the aggregate payment is due, and the remaining 25% is due 21 days following completion of the installation. If cancellation occurs anytime between the initial down payment and the installation date, the Company retains 50% of the down payment. In the event of termination, the Company is entitled to compensation for services performed or subject to the terms and conditions contained in the agreements. Pursuant to the terms of the agreements, the Company was granted a security interest on any and all installed fixtures and materials until payment for services has been received in full.

The foregoing description of the agreements is qualified in its entirety by reference to the agreements, which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and incorporated herein by reference. The Company issued a press release related to the Company’s entry into the agreements. The press release is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Agreement for Professional Services by and between Surna, Inc. and CWNevada, LLC dated as of January 12, 2015.
10.2	Agreement for Professional Services by and between Surna, Inc. and CWNevada, LLC dated as of January 12, 2015.
99.1	Press release dated January 12, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURNA, INC.

Date: January 12, 2015	By:	/s/ Tom Bollich
Tom Bollich, Chief Executive Officer